Greenhill

Greenhill Announces Completion of First Closing of Greenhill Capital Partners Europe, L.P.

10 May 2007

Greenhill & Co., Inc. (NYSE: GHL) announced today that it has completed the first closing of its first European mid-market buyout fund, Greenhill Capital Partners Europe, L.P. and related funds (the ‘‘Fund’’ or ‘‘GCP Europe’’). Total committed capital for the first closing is £106 million.

Greenhill & Co. has committed £25 million. In addition, Greenhill’s managing directors and other professionals have personally committed a further £39.5 million, for a total of £64.5 million of committed capital coming from the Firm and its employees. The remaining 39% of committed capital has been raised from a variety of institutional investors, wealthy families and qualified corporate executives. Committed capital is expected to be drawn down from time to time over an investment period of up to five years to fund investments by the Fund.

The Fund expects to make private equity and equity-related investments in mid-market companies located primarily in the United Kingdom and Continental Europe. GCP Europe will generally make controlling or influential minority investments of £10 million to £30 million in companies with enterprise values of £50 million to £250 million.

Robert F. Greenhill, Chairman and Chief Executive Officer of Greenhill & Co., said, ‘‘the creation of our first European private equity fund is an important step in our strategy of expanding our merchant banking activities. Like our US fund, GCP Europe will focus on much smaller transactions than those on which our client advisory business is focused, thereby avoiding any potential for conflicts.’’

Simon Borrows, Co-President of Greenhill & Co., remarked that ‘‘the large capital contributions by the Firm and its managing directors demonstrate our commitment to the successful launch of this new activity.’’

Brian Phillips, Chief Investment Officer of GCP Europe, said, ‘‘the success of Greenhill Capital in the US has made clear that this Firm is an excellent platform for launching a private equity fund targeted at the smaller end of the mid market.’’ The industry knowledge, transaction expertise and corporate relationships of the Firm’s managing directors will all be very useful.’’

Greenhill & Co., Inc., founded in 1996, is a leading independent investment bank that provides financial advisory and merchant banking fund management services. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Toronto and Dallas. For more information, please visit http://www.greenhill.com.

CONTACTS:

Brian Phillips
Chief Investment Officer
Greenhill Capital Partners Europe LLP
T: +44-20-7198-7433
bphillips@greenhill.com

John Liu
Chief Financial Officer
Greenhill & Co., Inc.
T: +1-212-389-1800
jliu@greenhill.com